Exhibit 99.1

Stereotaxis Reports Third Quarter 2017 Financial Results

•	3% year-over-year growth in recurring revenue and 2% year-over-year growth in global procedures

•	Reduced operating expenses leads to small quarterly operating profit

•	Substantial progress on strategic innovation plans

•	Scientific publication demonstrates significant clinical advantages of Stereotaxis technology

•	Conference call today at 10:00 a.m. Eastern Time

ST. LOUIS, MO, November 9, 2017 — Stereotaxis, Inc. (OTCQX:STXS), the global leader in innovative robotic technologies for the treatment of cardiac arrhythmias, today reported financial results for the third quarter ended September 30, 2017.

“I am pleased with the continued progress we are making on many fronts, and primarily on our two strategic focuses: supporting electrophysiologists build successful robotic ablation practices and identifying and initiating the strategic innovation paths that improve patient care, physician choice and our technology availability,” said David Fischel, Chairman and CEO. “Some of this progress is visible, such as the growth in recurring revenue and procedure volumes, which reflects only the early impact of our first efforts to build effective institutional capabilities and processes. Some is not yet visible, such as the tangible progress on our innovation initiatives which will be announced when appropriate. I am pleased that this progress is being made in tandem with significant improvements in operating expenses. The combination of a solid base business with growing recurring revenue, prudent management of operating expenses, and tangible progress on technology innovation should set Stereotaxis up for a very bright future.”

“The third quarter should also be noted for other meaningful events. In August we celebrated the milestone of 100,000 patients treated, a testament to the robust validation and significant clinical value of our technology. This clinical value was dramatically demonstrated in an independent meta-analysis of studies published in September in the Journal of Interventional Cardiac Electrophysiology comparing robotic to manual ablation for the treatment of ventricular tachycardia. The data, comprising 779 patients from multiple prominent global hospitals, demonstrated that Stereotaxis robotic technology is associated with significantly improved acute and long term efficacy, patient safety, and procedure efficiency.”

2017 Third Quarter and First Nine Months Financial Results

Revenue for the third quarter of 2017 totaled $8.1 million. Recurring revenue was $6.5 million in the quarter, up 3% from $6.4 million in the prior year quarter. Recurring revenue benefited from 2% year-over-year growth in global procedures. This is the second quarter in a row of year-over-year procedure growth, reversing a negative trend seen for several years and driven by strong performance from all major geographies. Recurring revenue for the first nine months of 2017 of $19.9 million is slightly higher than the amount recorded for the same period in 2016. System revenue in the third quarter was $1.6 million, down from $2.0 million in the prior year quarter and $1.8 million in the second quarter. System revenue reflected the sale of a Niobe® system to an international distributor in the third quarter as well as the sale of Odyssey® systems. System revenue of $3.6 million for the first nine months of 2017 was down from $5.0 million in the first nine months of 2016, primarily reflecting the expiration of an Odyssey distribution agreement and the timing of Niobe system installations in 2016.

Gross margin in the quarter was $6.2 million, or 76% of revenue, versus $6.1 million, or 73% of revenue, in the third quarter of 2016 and $6.3 million, or 74% of revenue, in the second quarter of 2017.

Operating expenses in the third quarter were $6.1 million, down 17% from $7.3 million in the prior year quarter and down 10% sequentially from $6.7 million in the second quarter. The reduction in operating expenses reflects lower executive compensation and more efficient management of expenses across the organization, but does not represent any material changes in the organization’s personnel, infrastructure or capabilities. Operating income in the third quarter was $0.2 million, a significant improvement compared to operating losses of $(1.2) million in the prior year third quarter and $(0.4) million in the second quarter. Net loss for the third quarter of $(4.3) million predominantly reflects non-cash mark-to-market warrant revaluation expenses. Excluding mark-to-market warrant revaluation, the Company would have reported net income of $0.1 million for the quarter. Cash burn for the third quarter was $560 thousand. Cash burn in the quarter does not reflect the receipt of cash from the sale of the Niobe system, with which the Company would have had recorded positive free cash flow.

Cash Balance and Liquidity

At September 30, 2017, Stereotaxis had cash and cash equivalents of $4.5 million, no debt, and $3.0 million in unused borrowing capacity on its revolving credit facility, for total liquidity of $7.5 million.

Full Year 2017 Expectations

The Company is reaffirming its guidance for full year 2017 revenue to exceed $30 million.

Development and initiation of activities on a long-term product innovation plan have progressed more rapidly than originally guided. The innovation plan addresses each of the five core technologies utilized in a robotic cardiac ablation procedure, and is designed to improve patient care, physician choice, and technology availability. Tangible activity on several components of the plan has been initiated and others are in negotiation and expected to commence in the coming months. Additional details on specific components of the plan will be disclosed as appropriate.

We expect continued modest cash burn over the coming quarters and believe our financial position is sufficient to advance the company significantly over that period.

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, November 9, 2017, at 10:00 a.m. Eastern Time. To access the conference call, dial 1-800-776-0487 (US and Canada) or 1-719-325-4880 (International) and give the participant pass code 8418426. Participants are asked to call 5-10 minutes prior to the start time. To access the live and replay webcast, please visit the investor relations section of the Stereotaxis website at www.stereotaxis.com.

About Stereotaxis

Stereotaxis is the global leader in innovative robotic technologies designed to enhance the treatment of arrhythmias and perform endovascular procedures. Its mission is the discovery, development and delivery of robotic systems, instruments, and information solutions for the interventional laboratory. These innovations help physicians provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced integration of procedural information. Over 100 issued patents support the Stereotaxis platform. The core components of Stereotaxis’ systems have received regulatory clearance in the United States, European Union, Japan, Canada, China, and elsewhere. For more information, please visit www.stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to raise additional capital on a timely basis and on terms that are acceptable, its ability to continue to manage expenses and cash burn rate at sustainable levels, its ability to continue to work with lenders to extend, repay or refinance indebtedness, or to obtain additional financing, in either case on acceptable terms, continued acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, competitive factors, changes resulting from healthcare reform in the United States, including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Stereotaxis Contacts:

David Fischel

Chairman and Chief Executive Officer

Martin C. Stammer

Chief Financial Officer

314-678-6100

investors@stereotaxis.com

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue:
Systems	$1,597,537	$1,954,859	$3,644,871	$4,965,855
Disposables, service and accessories	6,546,198	6,378,608	19,943,562	19,890,240

Total revenue	8,143,735	8,333,467	23,588,433	24,856,095
Cost of revenue:
Systems	888,800	1,245,330	2,029,760	2,724,326
Disposables, service and accessories	1,032,569	1,008,662	3,350,480	2,805,550

Total cost of revenue	1,921,369	2,253,992	5,380,240	5,529,876
Gross margin	6,222,366	6,079,475	18,208,193	19,326,219
Operating expenses:
Research and development	1,159,617	1,295,130	3,599,314	4,189,596
Sales and marketing	2,965,479	3,396,989	10,063,698	11,502,808
General and administrative	1,929,473	2,561,513	6,715,019	7,934,350

Total operating expenses	6,054,569	7,253,632	20,378,031	23,626,754

Operating income (loss)	167,797	(1,174,157)	(2,169,838)	(4,300,535)
Other expense	(4,459,042)	(9,852,514)	(1,029,479)	(9,685,850)
Interest income	7	—	15	362
Interest expense	(43,084)	(818,738)	(135,351)	(2,466,803)
Gain on extinguishment of debt	—	5,632,171	—	5,632,171

Net loss	$(4,334,322)	$(6,213,238)	$(3,334,653)	$(10,820,655)
Deemed dividend on convertible preferred stock	—	(6,137,476)	—	(6,137,476)
Cumulative dividend on convertible preferred stock	(337,963)	—	(1,070,812)	—

Net loss attributable to common stockholders	$(4,672,285)	$(12,350,714)	$(4,405,465)	$(16,958,131)

Net loss per share attributed to common stockholders:
Basic	$(0.21)	$(0.56)	$(0.20)	$(0.78)
Diluted	$(0.21)	$(0.56)	$(0.20)	$(0.78)

Weighted average number of common shares and equivalents:
Basic	22,750,405	21,869,177	22,551,496	21,758,529
Diluted	22,750,405	21,869,177	22,551,496	21,758,529

STEREOTAXIS, INC.

BALANCE SHEETS

	September 30, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,487,066	$8,501,392
Accounts receivable, net of allowance of $494,531 and $379,817 in 2017 and 2016, respectively	4,048,086	4,665,959
Inventories	4,605,526	5,381,103
Prepaid expenses and other current assets	926,929	855,295

Total current assets	14,067,607	19,403,749
Property and equipment, net	724,761	1,086,244
Intangible assets, net	287,078	436,569
Other assets	46,346	39,241

Total assets	$15,125,792	$20,965,803

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$1,733,142	$2,623,010
Accrued liabilities	3,511,638	4,491,164
Deferred revenue	6,058,646	8,751,336
Warrants	20,816,486	19,787,007

Total current liabilities	32,119,912	35,652,517
Long-term deferred revenue	717,244	522,329
Other liabilities	497,314	320,409

Total liabilities	33,334,470	36,495,255
Convertible preferred stock:
Convertible preferred stock, par value $0.001; 10,000,000 shares authorized, 23,900 shares outstanding at 2017 and 2016	5,960,475	5,960,475
Stockholders’ deficit:
Common stock, par value $0.001; 300,000,000 shares authorized, 22,787,136 and 22,063,582 shares issued at 2017 and 2016, respectively	22,787	22,064
Additional paid-in capital	450,594,110	449,939,406
Treasury stock, 4,015 shares at 2017 and 2016	(205,999)	(205,999)
Accumulated deficit	(474,580,051)	(471,245,398)

Total stockholders’ deficit	(24,169,153)	(21,489,927)

Total liabilities and stockholders’ deficit	$15,125,792	$20,965,803